                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only
                                               (as permitted by Rule
                                               14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             EVI Weatherford, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
         Item 22(a)(2) of Schedule 14A.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies: N/A
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies: N/A
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of the transaction: N/A
--------------------------------------------------------------------------------
     (5) Total fee paid: N/A
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: N/A
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.: N/A
--------------------------------------------------------------------------------
     (3) Filing Party: N/A
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     (4) Date Filed: N/A
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

                                            [EVI WEATHERFORD LOGO]

                                        EVI WEATHERFORD, INC.

                                        NOTICE OF 1998
                                        ANNUAL MEETING OF
                                        STOCKHOLDERS
                                        AND
                                        PROXY STATEMENT

                        ANNUAL MEETING

                    September 21, 1998
                  4:00 p.m. (C.D.S.T.)
The Luxury Collection Hotel of Houston
                       1919 Briar Oaks
                  Houston, Texas 77027

                             EVI WEATHERFORD, INC.
                                5 POST OAK PARK
                                   SUITE 1760
                           HOUSTON, TEXAS 77027-3415

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 21, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EVI Weatherford, Inc., a Delaware corporation (the "Company"), will be held at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas 77027 on Monday, September 21, 1998, at 4:00 p.m., C.D.S.T., for the following purposes:

          (1) To vote on the election of eight directors to the Board of Directors.

          (2) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to "WEATHERFORD INTERNATIONAL, INC."

          (3) To consider and take action upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

     The Board of Directors has fixed the close of business on August 14, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at the Annual Meeting. A complete list of such stockholders will be available for examination at the Annual Meeting and at the Company's offices at 5 Post Oak Park, Suite 1760, Houston, Texas for a period of ten days prior to the Annual Meeting, during ordinary business hours, for the examination by any such stockholder for any purpose germane to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, the Company requests that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you should be present at the Annual Meeting and should request such a return.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                            By Order of the Board of Directors

                                                   /s/ CURTIS W. HUFF

                                            ------------------------------------
                                                       Curtis W. Huff
                                                    Corporate Secretary

Houston, Texas
August   , 1998

                             [EVI WEATHERFORD LOGO]

                             EVI WEATHERFORD, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 21, 1998

     The accompanying proxy is solicited by the Board of Directors of EVI Weatherford, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Monday, September 21, 1998 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein unless contrary instructions are given.

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on August 14, 1998
(the "Record Date"). As of the Record Date, there were           shares of
common stock, $1.00 par value ("Common Stock"), of the Company issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting. The Common Stock is the only class of securities of the Company that is entitled to vote at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     Unless otherwise indicated, the proxy will be voted FOR the election of all nominees of the Company as directors and FOR the amendment to the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Weatherford International, Inc. The proxy will not be voted for the election of any nominee as a director if authority to do so is withheld on the proxy.

     Any stockholder of the Company has the right to revoke his proxy at any time prior to its use by submitting a written revocation to the Corporate Secretary of the Company prior to the Annual Meeting. The mailing address of the Company's principal executive office is 5 Post Oak Park, Suite 1760, Houston, Texas 77027.

     Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of preparing, printing, assembling, delivering and mailing the Notice of Annual Meeting, Proxy Statement, Proxy and Annual Report. Copies of the Notice, Proxy Statement and Proxy and Annual Report
will be first sent or given to stockholders on or about August   , 1998. In
addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise.

     PLEASE NOTE THAT THE COMPANY IS ALSO CURRENTLY SOLICITING PROXIES IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON
            , 1998, RELATING TO A PROPOSED ACQUISITION BY THE COMPANY OF CHRISTIANA COMPANIES, INC. STOCKHOLDERS WILL BE RECEIVING PROXIES WITH RESPECT TO BOTH MEETINGS AND ARE REQUESTED TO EXECUTE AND RETURN PROXIES FOR BOTH MEETINGS.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Stockholders of the Company and until his successor shall be duly elected and qualified. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named in the following table are now serving as directors of the Company:

                            NAME                              AGE   DIRECTOR SINCE
                            ----                              ---   --------------
Bernard J. Duroc-Danner.....................................  44         1988
Philip Burguieres...........................................  54         1998
David J. Butters............................................  57         1984
Sheldon B. Lubar............................................  69         1995
William E. Macaulay.........................................  52         1998
Robert B. Millard...........................................  48         1989
Robert K. Moses, Jr.........................................  58         1998
Robert A. Rayne.............................................  49         1987

     The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     On May 27, 1998, the Company completed the merger (the "Weatherford Merger") with Weatherford Enterra, Inc. ("Weatherford"). In connection with the Weatherford Merger, each of Messrs. Burguieres, Macaulay and Moses were elected to the Board of Directors of the Company.

     Bernard J. Duroc-Danner joined the Company in May 1987 to initiate the start-up of the Company's oilfield service and equipment business. He was elected President of the Company in January 1990 and Chief Executive Officer in May 1990. In connection with the Weatherford Merger, Mr. Duroc-Danner was elected as Chairman of the Board of the Company. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). Mr. Duroc-Danner is a director of Parker Drilling Company.

     Philip Burguieres was elected to the Board as Chairman Emeritus on May 27, 1998. Mr. Burguieres served as a director of Weatherford since April 1991 and as Chairman of the Board of Weatherford since December 1992. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford. Mr. Burguieres serves as a director of Denali Incorporated, a Houston, Texas-based provider of products and services for handling critical fluids; McDermott International, Inc., a New Orleans, Louisiana-based company engaged in the fabrication of oilfield equipment; Chase Bank of Texas, N.A., a national banking organization, and Newfield Exploration Company, a Houston, Texas-based independent oil and gas producer.

     David J. Butters is a Managing Director of Lehman Brothers, Inc. ("Lehman Brothers"), where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc., a director of Anangel-American Shipholdings, Ltd. and a member of the Board of Advisors of Energy International, N.V.

     Sheldon B. Lubar has been Chairman and Chief Executive Officer of Christiana Companies, Inc. ("Christiana"), a diversified holding company with interests in refrigerated and dry warehousing, transportation and logistic services, and Chairman of Lubar & Co. Incorporated for more than the past five years. Mr. Lubar is a director of Ameritech Corporation, Massachusetts Mutual Life Insurance Company, Firstar Corporation, MGIC Investment Corporation and Jefferies & Company, Inc. Mr. Lubar was initially appointed to the Board of Directors of the Company in connection with the Company's acquisition of Prideco, Inc. in June 1995.

     William E. Macaulay is and has been for more than the past five years President and Chief Executive Officer of First Reserve Corporation, a Connecticut-based corporation that manages various funds. He is a director of Maverick Tube Corporation, a Missouri corporation engaged in the manufacture of oilfield tubulars, line pipe and structural steel; TransMontaigne Oil Company, a Colorado-based company engaged in natural gas and oil products pipelines, distribution and marketing; Patina Oil & Gas Corporation, a Colorado-based company engaged in oil and gas exploration and production; National-Oilwell, Inc., a Houston, Texas-based company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production; Cal-Dive International, a Houston, Texas-based corporation engaged in subsea services in the Gulf of Mexico; and Hugoton Energy Corporation, a Kansas corporation engaged in oil and gas exploration and production.

     Robert B. Millard is a Managing Director of Lehman Brothers, where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation.

     Robert K. Moses, Jr. is and has been for more than the past five years a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas. He served as Chairman of the Weatherford Board from May 1989 to December 1992.

     Robert A. Rayne has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years.

     Additionally, pursuant to the terms of the Weatherford Merger agreement, and subject to the fiduciary duties of the Company's Board of Directors and the willingness of such persons to serve as directors of the Company, the Board will be required to submit each of Messrs. Burguieres, Macaulay and Moses as nominees for re-election to the Company's Board at the Annual Meetings of Stockholders of the Company to be held through the year 2000.

COMMITTEES AND MEETINGS OF DIRECTORS

     Pursuant to the Company's Amended and Restated By-laws, the Board of Directors has established several committees, including an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors does not have a standing Nominating Committee. In addition, in connection with the Company's proposed acquisition of Christiana, the Board of Directors established a special committee (the "Special Committee") to consider and make recommendations with respect to that acquisition. During the year ended December 31, 1997, the Board of Directors met 11 times, the Compensation Committee met one time, the Audit Committee met one time and the Special Committee met times. The Executive Committee did not meet. Each director attended at least 75% of all meetings of the Board of Directors and Committee meetings of which he was a member during 1997.

     Messrs. Butters (Chair), Lubar and Rayne are the current members of the Audit Committee. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of their auditing engagement and the amount of fees charged for audit services by the auditors, and evaluates the Company's system of internal accounting controls.

     Messrs. Lubar, Moses (Chair) and Rayne are the current members of the Compensation Committee. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, officers and key employees and, subject to review and approval of certain matters by the full Board of Directors of the Company, administers the compensation plans for the Company's executive officers.

     Messrs. Duroc-Danner (Chair), Burguieres, Macaulay and Millard are the current members of the Executive Committee, which acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

DIRECTOR COMPENSATION

     Each non-employee director of the Company is paid $1,000 for each meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors he attends. In addition, each non-employee director of the Company is paid a retainer of $4,000 for each quarter of the year in which such director serves as a director. Mr. Butters, who served as Chairman of the Board until May 27, 1998, received an additional retainer of $6,250 per month while serving as Chairman. Total compensation paid to the non-employee directors for 1997, including director fees and retainers but excluding the deferred compensation described below, was $102,906 for Mr. Butters, $27,288 for Mr. Lubar, $29,500 for Mr. Millard and $21,738 for Mr. Rayne.

     The Company maintains a deferred compensation plan for its non-employee directors (the "Non-Employee Director Plan") that is intended to provide additional long-term incentive to the directors. Under the Non-Employee Director Plan, each non-employee director may elect to defer up to 7 1/2% of any retainer, meeting, committee or other similar fee or compensation to which the non-employee director is entitled for services performed for the Company. Each election by a non-employee director to defer compensation is irrevocable and must state the date on which distributions under the Non-Employee Director Plan are to be made, which date may not be less than one year after the effective date of the election. Deferred compensation under the Non-Employee Director Plan is credited to an account for the director. In the event the director elects to defer at least 5% of his compensation under the Non-Employee Director Plan, the Company will make an additional allocation to the director's account equal to the sum of (i) 7 1/2% of the director's compensation and (ii) a percentage of the director's compensation equal to the percentage deferred by the director.

     All amounts credited to the account of a director are converted into non-monetary units equal to the number of whole shares of Common Stock that could have been purchased by the amounts credited to the account at the market price of the Common Stock as of the last day of the calendar month in which the amounts are credited. The amount of funds to be paid to a director at the time of payment will be determined by multiplying the number of units credited to the director's account at such time multiplied by the market price of the Common Stock on the last business day of the month preceding the date the distribution is to commence. Distributions under the Non-Employee Director Plan commence as of the first day of the calendar quarter coincident with or following the date specified by the director in his election to defer compensation and may be either in the form of a lump sum or in quarterly installments not to exceed ten years. In the event a director elects to receive deferred compensation through installments, the unpaid amounts will accrue interest on a quarterly basis at a rate equal to an announced prime rate. No distribution may be made to a director with respect to units relating to amounts deferred and additional credits made by the Company within six months prior to the proposed date of distribution except where the distribution follows the director's death or termination of service as a director. In such case, the director will be entitled to receive a distribution in an amount equal to the compensation deferred during such six-month period plus interest. During 1997, $25,031, $6,638 and $5,288 were credited under the Non-Employee Director Plan as deferrals and Company contributions to the accounts of Messrs. Butters, Lubar and Rayne, respectively, with total units allocated to their respective accounts of 542, 124 and 117.

     Pursuant to the Company's Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director is granted an option to purchase 10,000 shares of Common Stock as of the date he is first elected or is re-elected as a director of the Company. Subject to certain anti-dilution provisions in the Director Plan, an aggregate of 1,000,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the Director Plan. During 1997, options to purchase 10,000 shares of Common Stock were granted to each non-employee director of the Company. In 1997, Messrs. Butters and Millard purchased 60,000 shares each of Common Stock upon the exercise of options granted under the Director Plan. On May 27, 1998, each of Messrs. Macaulay and Moses were granted options to purchase 10,000 shares of Common Stock upon their initial election to the Board.

     Under the Director Plan, each stock option granted to a non-employee director is not exercisable for a period of one year from the date of grant, but is fully exercisable following such one-year anniversary. Each option granted under the Director Plan is exercisable at a purchase price per share of Common Stock equal to the fair market value of the Common Stock as of the date of grant. Options granted to non-employee directors under the Director Plan are exercisable for a term of ten years from the date of grant, subject to early termination within a specified period following an event of death, disability or retirement, resignation or termination from the Board of Directors of the Company. This period is one year in the case of retirement. The Company does not currently have a formal retirement policy for directors other than the Director Plan. The Director Plan defines retirement to be the termination of service following five years of service on the Board of Directors.

PROPOSAL NO. 2: PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE
                OF INCORPORATION

     The Board of Directors has unanimously recommended the adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation that will change the name of the Company from "EVI Weatherford, Inc." to "Weatherford International, Inc."

     On May 27, 1998, Weatherford merged with the Company and the Company changed its name to "EVI Weatherford, Inc." Since the Weatherford Merger, the Company has undertaken a review of the desirability of adopting a name that would best serve the Company as a combined entity following the merger. Although the Company believes that both the EVI and Weatherford names carry with them significant brand equity, the Weatherford name is utilized substantially more in the business operations of the Company than the EVI name and was found to be more recognizable worldwide among the Company's customers. In an effort to build upon this name brand recognition, the Company is proposing that the Company's name be changed to "Weatherford International, Inc." The Board of Directors believes that the new name will provide the Company with a greater worldwide commercial visibility for its broad group of products and services and assist in the promotion of the Company's artificial lift and well construction products through the international Weatherford product distribution and service infrastructure. With the change in the Company's name, the symbol for the Common Stock on the New York Stock Exchange will change to "WFD".

     The change of the Company's name will be effected through an amendment to
Article 1 of the Company's Amended and Restated Certificate of Incorporation. As amended, such paragraph would read in its entirety as follows:

          "1. The name of the Corporation is Weatherford International, Inc."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will not be treated as either a vote for or against the proposal. However, because the proposal requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO WEATHERFORD INTERNATIONAL, INC.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to each person who at the Record Date was known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock:

                                                            NUMBER OF SHARES      PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1)    CLASS(%)
          ------------------------------------            ---------------------   ----------
First Reserve Corporation(2)............................        5,623,340            5.8
  475 Steamboat Road
  Greenwich, CT 06830
FMR Corp.(3)............................................        6,181,300            6.4
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) Information with respect to beneficial ownership is based on information furnished by each stockholder or contained in filings made with the Commission. Unless otherwise indicated below, the persons or group listed have sole voting and dispositive power with respect to their shares of Common Stock, and none of such shares are deemed to be owned because the holder has the right to acquire the shares within 60 days.

(2) Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve Corporation ("First Reserve") is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,292,000 shares; AmGO II, Limited Partnership -- 807,500 shares; First Reserve Fund V, Limited Partnership -- 2,185,000 shares; First Reserve Fund V-2, Limited Partnership -- 608,000 shares; and First Reserve Fund VI, Limited Partnership -- 698,602 shares. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by such First Reserve Fund. Also includes 32,238 shares owned directly by First Reserve. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Macaulay, President and Chief Executive Officer of First Reserve, who is also a director of the Company.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 5,353,024 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 778,781 shares as a result of serving as investment manager of various institutional accounts. Fidelity International Limited is the beneficial owner of 49,495 shares and has sole voting and dispositive power over all such shares. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,353,024 shares owned by the Funds and Mr. Johnson and FMR, through its control of FMTC, each has sole power to vote and dispose of 709,571 shares owned by the institutional accounts; however, Mr. Johnson and FMR have no power to vote 69,210 shares owned by the institutional accounts. The sole power to vote all shares owned by the Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Additionally, Mr. Johnson and FMR may be deemed to be the beneficial owner of an additional 18,750 shares resulting from the assumed conversion of 30,000 of the Debentures. Members of the Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of the Record Date, the number and percentage of Common Stock beneficially owned by each of the Company's directors, each executive officer named in the Summary Compensation Table herein, and all directors and officers as a group:

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                    -----------------------------------------------------
                                                       VOTING AND      OPTIONS EXERCISABLE     PERCENT
                       NAME                         INVESTMENT POWER     WITHIN 60 DAYS      OF CLASS (%)
                       ----                         ----------------   -------------------   ------------
Bernard J. Duroc-Danner...........................             0              830,000           *
James G. Kiley....................................             0               55,000           *
John C. Coble.....................................             0               80,400           *
Randall D. Stilley................................         4,750               19,000           *
Robert F. Stiles..................................           200               60,000           *
Curtis W. Huff(2).................................        75,000                    0           *
Frances R. Powell.................................           953               41,000           *
Jon R. Nicholson(3)...............................        15,757                    0           *
Philip Burguieres(4)..............................       197,887                    0           *
David J. Butters..................................        46,712               10,000           *
Sheldon B. Lubar(5)...............................             0               30,000           *
William E. Macaulay(6)............................     5,632,350                    0            5.8
Robert B. Millard.................................       108,960               10,000           *
Robert K. Moses, Jr.(7)...........................       424,383                    0           *
Robert A. Rayne(8)................................             0               20,000           *
All officers and directors as a group (15
  persons)........................................     6,506,952            1,155,400            6.7

---------------

 *  Less than 1%.

(1) Unless otherwise indicated, directors and executive officers have sole voting and investment power with respect to the shares they own.

(2) The shares held by Mr. Huff are restricted shares subject to vesting over a four year period extending through June 2002. Until vested, these shares may not be transferred by him, but may be voted by him.

(3) Includes 956 shares of Common Stock held under the Company's 401(k) Savings Plan in Mr. Nicholson's account, as to which shares Mr. Nicholson has sole voting and no dispositive power.

(4) Includes (i) 950 shares of Common Stock held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power, and (ii) 475 shares of Common Stock held by Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes (i) 431 shares of Common Stock held under the Company's Employee Stock Purchase Plan (the "ESPP") in the account of Mr. Burguieres, as to which he has sole voting and no dispositive power prior to withdrawal of such shares from the ESPP, and (ii) 421 shares of Common Stock held under the Company's 401(k) Savings Plan (the "401(k) Plan") in Mr. Burguieres' account, as to which shares Mr. Burguieres has sole voting and no dispositive power.

(5) Does not include 3,897,462 shares of Common Stock owned directly by Christiana Companies, Inc. Mr. Lubar currently beneficially owns approximately 18.8% of the outstanding shares of common stock of Christiana. Pursuant to the Christiana Merger (as defined hereinafter), Mr. Lubar will be entitled to receive 725,618 shares of Common Stock or approximately 0.8% of the outstanding shares of Common Stock after the Christiana Merger. See "Other Information -- Compensation Committee Interlocks and Insider Participation".

(6) Includes 6,619 shares of Common Stock held by Mr. Macaulay's wife, with respect to which he has no voting or dispositive power; Mr. Macaulay disclaims beneficial ownership of such shares. Includes 5,623,340 shares of Common Stock owned beneficially by First Reserve and certain affiliated funds of which First Reserve acts as general partner. Mr. Macaulay serves as President and Chief Executive Officer of First Reserve. However, Mr. Macaulay disclaims beneficial ownership of the shares of Common Stock beneficial owned by First Reserve.

(7) Includes an aggregate of 42,750 shares of Common Stock held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (i) an aggregate of 49,875 shares of Common Stock held in various trusts for Mr. Moses children, with respect to which Mr. Moses has no voting or dispositive power, (ii) 1,758 shares of Common Stock held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power, since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares or (iii) 593 shares of Common Stock held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power.

(8) Excludes 400,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of such shares.

EXECUTIVE OFFICERS

     In addition to Mr. Duroc-Danner, who is also a director of the Company, the following persons are executive officers of the Company, each of whom serves at the discretion of the Board of Directors:

          NAME               AGE                             POSITION
          ----               ---                             --------
Bernard J.                   44     Chairman of the Board, President and Chief Executive
  Duroc-Danner...........
James G. Kiley...........    41     Chief Financial Officer, Senior Vice President and
                                      Treasurer
John C. Coble............    55     Senior Vice President and President -- Drilling Products
                                      Group
Randall D. Stilley.......    44     Senior Vice President and President -- Completion &
                                      Oilfield Services Group
Robert F. Stiles.........    41     Senior Vice President and President -- Artificial Lift
                                      Group
Curtis W. Huff...........    40     Senior Vice President, General Counsel and Secretary
Frances R. Powell........    43     Vice President, Accounting and Controller
Jon R. Nicholson.........    55     Vice President, Human Resources

     James G. Kiley was elected Senior Vice President of the Company on May 27, 1998, Chief Financial Officer in May 1996 and Vice President, Finance and Treasurer in May 1994 when he joined the Company. From April 1991 to April 1994, Mr. Kiley served as Treasurer of Baroid Corporation, a provider of oilfield services. Prior to his position at Baroid, Mr. Kiley held various positions, including Assistant Treasurer, at NL Industries, Inc., a manufacturer of titanium dioxide pigments and specialty chemicals.

     John C. Coble was elected Senior Vice President of the Company and President -- Drilling Products Group on May 27, 1998. Mr. Coble joined the Company in July 1981 and was elected Executive Vice President of the Company in March 1997. Mr. Coble has served as President of Grant Prideco, Inc. ("Grant Prideco"), a wholly owned subsidiary of the Company included in the Drilling Products Group, since October 1995. From December 1991 to October 1995, he served as Chief Operating Officer of the Company.

     Randall D. Stilley was elected Senior Vice President of the Company and President -- Completion & Oilfield Services Group on May 27, 1998. Prior to that time, Mr. Stilley served as Senior Vice President and President-Services of Weatherford since January 5, 1998. Prior to joining Weatherford, Mr. Stilley held various management positions with Halliburton Energy Services from 1976 until 1998, serving as Vice President -- Asia Pacific/China from 1995 until December 31, 1997.

     Robert F. Stiles was elected Senior Vice President of the Company and President -- Artificial Lift Group on May 27, 1998. Mr. Stiles joined the Company in October 1992 and was elected a Vice President of the Company in March 1997. Mr. Stiles has been President of the Company's Artificial Lift Group since January 1996. Prior to that time, Mr. Stiles served as President of Production Oil Tools, Inc., a wholly owned subsidiary of the Company included in the Artificial Lift Group, from November 1993 to December 1995 and as Vice President, Manufacturing of Grant Prideco from October 1992 to November 1993.

     Curtis W. Huff was elected Senior Vice President, General Counsel and Secretary of the Company on May 27, 1998. Prior to that time, Mr. Huff was a partner at the law firm of Fulbright & Jaworski L.L.P., counsel to the Company, and held that position for more than the past five years. Mr. Huff continues to provide advisory services to Fulbright & Jaworski L.L.P. The Company has retained Fulbright & Jaworski L.L.P. with respect to various legal matters for which the Company pays usual and customary fees.

     Jon R. Nicholson was elected Vice President, Human Resources of the Company on May 27, 1998. Prior to that time, Mr. Nicholson served as Vice
President -- Human Resources of Weatherford since October 5, 1995. Mr. Nicholson joined Weatherford as Director of Human Resources in February 1993. From March 1992 until January 1993, he was a human resources consultant. From July 1990 until March 1992, Mr. Nicholson served as President of Atlas Bradford Corporation, an oilfield services company.

     Frances R. Powell was elected Vice President, Accounting of the Company in May 1994, Controller in November 1991 and has been employed by the Company since 1990.

     There are no family relationships between any of the directors or executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee of the Board of Directors of the Company (the "Committee") is pleased to present this report on the compensation policies of the Company for its executive officers for 1997. This report sets forth the major components of executive compensation and the basis by which 1997 compensation determinations were made by the Board of Directors and the Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables.

     On May 27, 1998, the Company merged with Weatherford. Following the Weatherford Merger, a number of new officers and a new compensation committee, consisting of Messrs. Lubar, Moses and Rayne, was appointed. The compensation policies and programs that were maintained by the Company and Weatherford prior to the merger are currently being reviewed by the Committee and the Committee expects to make modifications to those policies and programs to reflect a single program for the combined company. The following report reflects only the compensation policies and guidelines followed in 1997 by the Company only and does not reflect polices of Weatherford prior to the merger.

  Compensation Policy and Guidelines

     The goal of the Company's compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels both with the interests of stockholders and with overall Company performance. The Company's programs have historically stressed stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of the Company's Common Stock. With this objective in mind, the Company's executive compensation program has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the financial and stock performance of the Company. In making compensation decisions, the Company's compensation committee's decisions have typically also taken into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

  Compensation Program Components

     The compensation programs of the Company during 1997 were generally administered by or under the direction of the Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the overall performance of the Company. Stock-based compensation decisions for the Company's executive officers, however, were approved by the full Board of Directors of the Company following recommendations by the Committee.

     The Committee was charged with reviewing and recommending the specific base and bonus compensation of the Company's President and Chief Executive Officer (the "Principal Executive"). The Board of Directors and compensation committee has delegated to the Company's Chief Executive Officer the authority to review and adjust the base and cash bonus compensation for the Company's other executive officers.

     Decisions with regard to the granting of stock options and other long-term incentive plans have historically been made by the Board after consideration of the Company's results and discussion with and recommendations from the Company's Chief Executive Officer as to the executive officers under his supervision. The particular elements of the compensation programs for the Principal Executive and other executive officers are explained in more detail below.

     Base Salary -- Base salary levels have primarily been determined based on market factors, including the market for similar executives and the desire by the Company to recruit and retain key executive officers. This analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual performance and market comparisons. Adjustments made during 1997 to the compensation of various officers were based on various factors, including their individual scope of responsibility, tenure, and overall performance.

     Annual Performance Compensation -- Annual performance compensation has historically been provided to the Company's executive officers in the form of cash and non-cash bonuses relating to financial and operational achievements. The amount and form of such bonuses was determined in 1997 by the Committee in the case of the Principal Executive and the Company's Chief Financial Officer and by the Chief Executive Officer in the case of the Company's other executive officers, subject to approval of the Board of Directors as to grants of stock options or other non-cash bonuses.

     The decision to award an annual bonus has historically been based primarily upon a subjective analysis of the executive officer's job performance and the specific accomplishments of the executive officer during the preceding twelve month period after giving consideration to other compensation received by the officer. Although the financial results of the Company are generally expressly considered in connection with the decision to award an annual bonus, no specific thresholds relating to financial performance criteria are established. Rather, the decision to grant an annual bonus has been based upon the financial results of the Company in light of its internally projected results and the results of its peers, market conditions and operational achievements that are expected to affect earnings in the future.

     The decision making process for the granting of bonuses has typically occurred in May of each year following the annual meeting of stockholders and has involved the consideration of the prior year's results as well as achievements and results through such time. Various bonuses were paid to the Company's executive officers in the first quarter of 1998 in recognition of those officers assistance in achieving the Company's growth in 1997, including assistance in completing numerous acquisitions, the finalization of all matters relating to the Company's disposition of its contract drilling division in late 1996 and contributing to the Company's successful raising of capital in 1997 and other factors. Other bonuses paid in 1997 were paid to the Company's executive officers based on the Company's results in 1996 and the first part of 1997. The decisions on the amounts of such bonuses were based on subjective factors.

     Deferred Compensation Plan -- The Company maintains an executive deferred compensation plan that provides the Company's key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the Common Stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7 1/2% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of Common Stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the equity of the Company a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7 1/2% of their compensation to their account under the plan, in which case the Company will make a matching contribution equal to the amount of the deferral by the employee. The Principal Executive and other executive officers have all elected to defer 7 1/2% of their compensation under the plan. The plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the Common Stock at the time the employee retires, terminates his employment or dies. The Board believes that this plan is an important component of the Company's stock-based compensation program and provides and serves the purpose of aligning management's interest with those of the Company's stockholders.

     Stock Option Program -- The Board of Directors also believes that the use of stock options provides incentive to its executive officers for working toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent that the value of the Common Stock increases. Accordingly, the Company has from time to time granted to the Company's executive officers options to purchase shares of Common Stock. The number of shares granted is determined based on the level and contribution of the employee and generally takes into account stock ownership and other options held by the employee. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the Common Stock at the date of grant. The Board believes that the number of stock options granted to executive officers during 1997 was consistent with industry standards and the Company's objectives to emphasizing stock based compensation at the senior executive officer level.

     In 1997, options to purchase a total of 232,000 shares of Common Stock were granted to five of the Company's executive officers.

 Discussion of 1997 Compensation for the President and Chief Executive Officer

     In fixing the compensation of Mr. Duroc-Danner for 1997, the Committee determined that it would be appropriate to increase Mr. Duroc-Danner's base compensation from $350,000 to $400,000 and award him a bonus of $500,000 in the first quarter of 1997 in recognition of his past services to and accomplishments for the Company. Mr. Duroc-Danner also received a bonus of $700,000 in the first quarter of 1998 in recognition of his efforts to expand and grow the Company's businesses, his defining and implementing the Company's growth strategy in 1997 and his general accomplishments in increasing stockholder value through revenue and income growth and increases in the market price of the Common Stock. The increase in Mr. Duroc-Danner's base salary was intended to make his compensation more competitive with those of similar officers in competing companies, including a number of companies included in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. During 1997, Mr. Duroc-Danner also received options to purchase 50,000 shares of Common Stock. The number of shares subject to such options was fixed at that level in order to provide Mr. Duroc-Danner with material incentives to increase the value of the Company's Common Stock in the future. In reviewing Mr. Duroc-Danner's compensation for 1997, the Committee sought to reward Mr. Duroc-Danner for his substantial achievements in bringing growth to the Company as well as provide incentive for the future through stock option grants. No single factor was considered determinative in this decision.

  Compensation Deduction Limitation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the stockholders of the Company. The Board believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the

Company's stockholders. In establishing the compensation policies for the Company following the Weatherford merger, the Committee and the Board intend to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions.

  Summary

     The Board believes that the Company's executive compensation program for 1997 was consistent with the compensation programs provided by other companies which are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones Oilfield Equipment and Services Index in the performance graph set forth herein. The Board further believes that the Company's compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Committee intend to review the Company's compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. The Board also believes that the Company's deferred compensation plan and stock option program provide significant incentives to participants to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

                               Philip Burguieres
                                David J. Butters
                            Bernard J. Duroc-Danner
                               Sheldon B. Lubar*
                              William E. Macaulay
                               Robert B. Millard
                             Robert K. Moses, Jr.*
                                Robert A. Rayne*

* Member of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lubar, Moses and Rayne are the current members of the Compensation Committee of the Board of Directors of the Company. In addition, the full Board of Directors of the Company currently approves all stock grants, with Messrs. Duroc-Danner and Burguieres, both employee directors of the Company, abstaining from voting with respect to such matters. Mr. Duroc-Danner, however, does make recommendations to the Compensation Committee and the full Board of Directors in regard to compensation and stock grants for the employees of the Company.

     Messrs. Butters and Millard, directors of the Company, are employed by Lehman Brothers. During 1997, Lehman Brothers received usual and customary compensation for services rendered in connection with (i) the cash tender relating to the Company's 10 1/4% Senior Notes due 2004 and 10 1/4% Senior Notes due 2004, Series B, and (ii) the private placement of $402.5 million of the Company's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027. Additionally, Lehman Brothers received a fee of $3 million from the Company for the assistance rendered by Lehman Brothers to the Company in connection with the Weatherford Merger.

     Mr. Lubar, director of the Company, is Chairman and Chief Executive Officer of Christiana, a diversified holding company with interests in refrigerated and dry warehousing, transportation and logistic services. In addition, Mr. Lubar currently owns 968,615 shares of Christiana Common Stock, representing 18.8% of the total outstanding shares of Christiana Common Stock. In December 1997, the Company entered into an Agreement and Plan of Merger (the "Christiana Merger Agreement") with Christiana, and C2, Inc., ("C2"), a Wisconsin corporation, pursuant to a tax free merger (the "Christiana Merger") in which approximately
3.9 million shares of the Company's Common Stock will be issued to the stockholders of Christiana. Upon consummation of the Christiana Merger, Mr. Lubar and members of his family will own 2,036,135 shares of Common Stock and will receive aggregate cash consideration of $10,872,000, as well as a right to aggregate contingent cash consideration of approximately $5,219,000.

     Prior to the Christiana Merger, Christiana will sell two-thirds of its interest ("Logistic Sale"), in Total Logistic Control, a wholly owned subsidiary of Christiana ("Logistic") to C2, Inc. for consideration of approximately $10.7 million. Following the Logistic Sale, remaining assets of Christiana will consist of (i) approximately 3.9 million of the Company's Common Stock, (ii) a one-third interest in Logistic, and (iii) cash and other assets with a book value of approximately $10 million. It is anticipated that Christiana will have no material debt as of the consummation of the Christiana Merger, but will have various tax liabilities which will be paid with the remaining cash in Christiana after the Christiana Merger.

     As part of the proposed acquisition of Christiana, the Company will be indemnified by Logistic and C2 for all liabilities relating to Christiana's, Logistic's, and their respective subsidiaries' and predecessors' businesses and all historical contingent liabilities relating to the businesses of Christiana, Logistic, and their respective current and historical subsidiaries and predecessors.

     The Christiana Merger is subject to various conditions, including the receipt of required regulatory approvals and the expiration or termination of all waiting periods (and extensions thereof) under the Hart-Scott-Rodino Act. Although there can be no assurance that the Christiana Merger will close, the Company currently anticipates that the acquisition will be consummated shortly after receipt of such regulatory approvals and the approval of the Christiana Merger by the stockholders of the Company and Christiana, and the approval of the Logistic Sale by the stockholders of Christiana.

     A SEPARATE PROXY STATEMENT IS BEING SENT TO THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE CONSIDERATION OF THE CHRISTIANA MERGER. ADDITIONAL INFORMATION WITH RESPECT TO THE PROPOSED ACQUISITION IS SET FORTH IN THAT PROXY STATEMENT. STOCKHOLDERS ARE NOT BEING ASKED TO VOTE FOR OR AGAINST THE CHRISTIANA MERGER PURSUANT TO THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

     The aggregate compensation paid for the years ended December 31, 1997, 1996 and 1995 to Mr. Duroc-Danner, the Company's Chief Executive Officer, and the four most highly compensated executive officers of the Company during 1997 whose total annual salary and bonus exceeded $100,000 (hereafter referred to as the "named executive officers") during the year ended December 31, 1997 was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                 ANNUAL                ------------
                                              COMPENSATION              SHARES OF
                                    --------------------------------      COMMON
                                                        OTHER ANNUAL      STOCK        ALL OTHER
                                    SALARY     BONUS    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)(1)    ($)(1)     ($)(2)(3)       OPTIONS         ($)(4)
---------------------------  ----   -------   -------   ------------   ------------   ------------
Bernard J. Duroc-Danner....  1997   391,667   500,000     135,670         50,000         7,313
                             1996   340,000   100,000      69,150        400,000         7,322
                             1995   280,000    50,000      41,400         50,000         7,192
John C. Coble(5)...........  1997   250,000   207,200      71,580         40,000         5,321
                             1996        --        --          --             --            --
                             1995   193,333    30,000      28,600         34,000         5,114
James G. Kiley.............  1997   241,667   150,000      47,000         50,000            --
                             1996   183,333    75,000      23,250        100,000            --
                             1995   145,000    25,000      10,200         50,000            --
Robert F. Stiles(6)........  1997   200,000    75,000      32,917         60,000         3,716
                             1996        --        --          --             --            --
                             1995        --        --          --             --            --
Frances R. Powell..........  1997   176,667   120,000      46,420         32,000         2,901
                             1996   148,333    60,000      34,400             --         3,846
                             1995   125,000    25,000      19,665             --         2,901

---------------

(1) Salary and bonus compensation include amounts deferred by the named executive officer pursuant to the Company's Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. For purposes of the Executive Deferred Plan, the compensation of a participant will be the participant's total cash compensation as reported on his or her Form W-2 for the calendar year plus all amounts deferred under the Executive Deferred Plan and any eligible cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, of 1986, as amended. A participant may elect a percentage (not less than 1% nor more than 7 1/2%) of his or her compensation to be deferred under the Executive Deferred Plan for the following calendar year. Once an election has been made as to the percentage to be deferred, the election is irrevocable for the subsequent Plan year. Bonus compensation is based on the date when paid because such compensation is not based solely on achievements for the prior fiscal year. Bonuses are typically paid in May following the Company's annual meeting. Subsequent to December 31, 1997, the Company paid bonuses to its executive officers in recognition of services provided by such officers to the Company during 1997 and the first quarter of 1998. Such bonuses included $700,000, $308,640, $300,000 and $134,715 and $200,000 for Messrs. Duroc-Danner,
    Coble, Kiley and Stiles and Ms. Powell, respectively.

(2) Other Annual Compensation includes (i) the vested portion of the amount accrued by the Company under the Executive Deferred Plan for the basic benefit of each participant equal to 7 1/2% of the participant's compensation for each calendar year, plus (ii) the vested portion of matching contribution under the Executive Deferred Plan provided by the Company to each participant who elects to defer a portion of his or her compensation in an amount equal to 100% of the amount deferred by the participant. The Company's 7 1/2% accrual under the Executive Deferred Plan and any matching accruals made with respect to deferrals by participants, vest generally over a five-year period on the basis of 20% per year for each year of service by the participant with the Company or its subsidiaries after the later of January 1, 1992 or the date one became a participant in the Executive Deferred Plan, subject to 100% vesting upon the participant's retirement, death or disability while in the employment of the Company or a subsidiary, except under certain circumstances. Under the Executive Deferred Plan, the compensation deferred by the employee and the matching contributions provided by the Company are converted into non-monetary units equal to the number of whole shares of Common Stock that could have been purchased by the amounts credited to the account at a market based price. Distributions are made to participants under the Executive Deferred Plan following the time the employee retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the employee's account at such time multiplied by the market price of the Common Stock at that time. Distributions under the Executive Deferred Plan may, at the election of the Company, be made in cash, stock, or combination thereof. It is the current intention of the Company that all distributions be made in the form of shares of Common Stock. The obligations of the Company with respect to the Executive Deferred Plan are unfunded. However, the Company has established a grantor trust that is subject to the claims of creditors of the Company to which funds are deposited with an independent trustee that purchases shares of Common Stock for the Executive Deferred Plan. As of December 31, 1997, Messrs. Duroc-Danner, Coble, Kiley and Stiles and Ms. Powell had 45,018, 29,594, 12,092 and 15,521 and 17,386
     units allocated to their respective accounts.

Other Annual Compensation also includes the vested portion of the Company's matching contribution and any refunds made pursuant to the Company's 401(k)
     savings plan ("Savings Plan"). Matching contributions of $1,920 were made by the Company during 1997 for each of Messrs. Duroc-Danner, Coble and Stiles and Ms. Powell. All full-time employees who have at least six months of service are eligible to participate. The Savings Plan provides for all participating employees a 40% non-discretionary matching contribution, up to a maximum liability of 1.2% of each participating employee's annual compensation, plus a discretionary matching contribution in an amount determined by the Company from time to time. The Company's contributions have a five year vesting based on years of service. All participating named executive officers are fully vested.

(3) Excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(4) Includes the total premiums paid on a life insurance policy provided by the Company for the benefit of the named executive officer.

(5) Information for Mr. Coble is not presented for 1996 as he was not an executive officer of the Company.

(6) Information for Mr. Stiles is not presented for 1996 and 1995 as he was not an executive officer of the Company.

     The following table shows, as to the named executive officers, the options granted pursuant to the 1992 Plan during the year ended December 31, 1997:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                              NUMBER OF       % OF TOTAL
                              SHARES OF        OPTIONS
                            COMMON STOCK      GRANTED TO                                   GRANT DATE
                             UNDERLYING      EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   PRESENT VALUE
          NAME             OPTIONS GRANTED       1997       (PER SHARE)($)      DATE         ($)(1)
          ----             ---------------   ------------   --------------   ----------   -------------
Bernard J.
  Duroc-Danner...........     50,000(2)           22           27.8125       5/06/2007        984,000
James G. Kiley...........     50,000(2)           22           27.8125       3/09/2007        839,000
John C. Coble............     40,000(2)           17           27.8125       3/09/2007        671,200
Robert F. Stiles.........     60,000(2)           25           27.8125       3/09/2007      1,006,800
Frances R. Powell........     32,000(2)           14           27.8125       3/09/2007        536,960

---------------

(1) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 49%, a risk free rate of 6.5%, a seven year expected life, no expected dividends and option grants at $27.8125 per share. The actual value, if any, which may be realized with respect to any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, such valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(2) Options became fully exercisable on May 27, 1998.

     The following table shows, as to the named executive officers, the aggregate option exercises during 1997 and the values of unexercised options as of December 31, 1997:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1997 OPTION VALUES

                               SHARES OF                     NUMBER OF SHARES OF
                                COMMON                     COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                 STOCK                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                               ACQUIRED                       DECEMBER 31, 1997        AT DECEMBER 31, 1997($)(1)
                                  ON          VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------   -----------   -----------   -------------   -----------   -------------
Bernard J. Duroc-Danner......   320,000    11,905,782      450,000        380,000      19,045,000     14,104,375
James G. Kiley...............    45,000     1,178,056           --        155,000              --      5,399,650
John C. Coble................    38,136     1,204,435           --         80,400              --      2,716,000
Robert F. Stiles.............        --            --           --         60,000              --      1,436,250
Frances R. Powell............    11,000       439,529        9,000         32,000         403,875        766,000

---------------

(1) Value based on difference in market value of the Common Stock on December 31, 1997, and the exercise price. The actual value, if any, of the unexercised options will be dependent upon the market price of the Common Stock at the time of exercise. The value of unexercisable options has not been discounted to reflect present value.

EMPLOYMENT AND CHANGE OF CONTROL CONTRACTS

     The Company has entered into employment agreements (each an "Employment Agreement") with each of Messrs. Duroc-Danner, Kiley, Coble, Stiles and Huff and Ms. Powell. Each of the Employment Agreements provides for a term of three years and is renewable annually. Under the terms of the Employment Agreements, if the executive's employment is terminated by the Company for any reason other than "cause" or "disability" or by the executive for "good reason", in each case as such terms are defined in the Employment Agreements, the executive will be entitled to receive (i) an amount equal to three times the executive's current base compensation plus the highest bonus paid to the executive during the three years preceding the year of termination, (ii) any accrued salary or bonus (pro rated to the date of termination), (iii) an amount equal to the amount that would be payable if all retirement plans were vested, (iv) an amount equal to the amount that would have been contributed as the Company's match under its 401(k) Savings Plan and its Executive Deferred Plan for three years and (v) an amount equal to the amount the executive would have received as a car allowance for three years. Under the Employment Agreements, "cause" is defined as the willful and continued failure to perform the executive's job, after written demand is made by the Chief Executive Officer or the Company's Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for "good reason" is generally defined as (i) a material reduction in title and/or responsibilities of the executive, (ii) certain relocations of the executive or (iii) any material reduction in the executive's benefits. In addition, under such circumstances, all stock options and restricted stock granted to the executive will automatically vest. Further, with respect to options, the executive would have the right to either exercise such options for one year after his or her date of termination or to surrender for such cash all such options unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of Common Stock equal in value to the cash he or she would have received. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his or her required contribution. Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both the Company and the executive to adverse U.S. federal income tax consequences. Each of the Employment Agreements provides that the Company would be required to pay the executive a "gross up payment" to insure that the executive receives the total benefit intended by the Employment Agreement. In addition, in connection with the retention of Mr. Huff as Senior Vice President, General Counsel and Secretary of the Company, the Company granted to Mr. Huff a sign-on incentive bonus of 75,000 shares of restricted Common Stock, subject to four year vesting on the basis of 25% per year, and options to purchase an aggregate of 100,000 shares of Common Stock at the per share market price of the Common Stock on June 15, 1998, subject to vesting over a three year period on the basis of one-third per year. The base compensation payable to Messrs. Duroc-Danner, Kiley, Coble, Stiles and Huff and Ms. Powell under the Employment Agreements are $550,000, $275,000, $300,000, $270,000 and $350,000 and $200,000,
respectively.

     The Company also has entered into a new employment agreement with Mr. Burguieres (the "Burguieres Employment Agreement") and terminated the Mr. Burguieres' existing agreement. The Burguieres Employment Agreement has a term of ten years and provides for an annual salary of $120,000. Under the terms of the Burguieres Employment Agreement, Mr. Burguieres will be employed as Chairman Emeritus of the Board of Directors of the Company; provided, however, the Company is not obligated to re-elect Mr. Burguieres as Chairman Emeritus at any time in the future nor is the Board of Directors of the Company required to nominate Mr. Burguieres for re-election as a director upon the expiration of his current term. If Burguieres' employment is terminated by the Company for any reason other "cause" or as a result of death or "disability" (as defined in the Burguieres Employment Agreement), Burguieres or his estate will be entitled to receive annual salary payments through the scheduled term of the agreement and Burguieres and his eligible dependents will be entitled to continue to receive the health and medical benefits provided under the agreement through the scheduled term of the agreement. If the Company terminates the Burguieres Employment Agreement for "cause", Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under the Burguieres Employment Agreement, "cause" is defined as (i) an act or acts of dishonesty by Mr. Burguieres which constitute a felony or result in personal gain or enrichment at the expense of the Company, (ii) willful and continued failure of Mr. Burguieres to substantially perform his duties with the Company after written demand is made by the Company's Board, or (iii) Mr. Burguieres' ownership, management, operation, control, or employment by, participation in or connection in any manner with the ownership, management, operation or control of any business which competes, in the Company's reasonable judgment, with any business conducted by the Company or any of its subsidiaries or affiliates in any area where such business is being conducted.

     Additionally, the Company has entered into change of control agreements with Messrs. Nicholson and Stilley (the "Change of Control Agreements"). The Change of Control Agreements provide that, in the event of a Change of Control (as defined therein) of the Company, the following provisions will apply: (i) the executive's base salary will not decrease unless there is a company-wide salary reduction; (ii) the executive's annual bonus may not be less than the highest bonus paid to him or her in the three years immediately preceding the Change of Control; (iii) the executive will be entitled to the most favorable incentive, savings, retirement and welfare plans, expense reimbursement, fringe benefits and vacation policies in effect 120 days prior to the Change of Control and at anytime thereafter; (iv) if the Company is not the surviving corporation in a Change of Control, the surviving corporation must issue substantially similar options and stock appreciation rights in replacement of any Company options held by the executive; (v) the executive's job title and responsibilities may not be materially reduced and (vi) the executive cannot be forced to move more than 35 miles. If the executive is terminated other than for cause ("Executive Cause") or if the executive terminates his or her employment for good reason ("Executive Good Reason"), in either case within two or three years after the Change of Control, depending on the terms of each executive's contract, the executive will be entitled to the following: (i) salary plus pro rata bonus owed through date of termination; (ii) two or three times annual salary and bonus, depending on the term of the contract; (iii) all amounts that would otherwise have been owed to that executive under all retirement and savings plans during the next two or three years, depending on the term of the contract; (iv) welfare plan coverage for two or three years, depending on the contract term (if the executive pays the required premium); (v) outplacement services; (vi) at the executive's option, to be exercised within 60 days after termination, payment of the unrecognized appreciation on all outstanding options and stock appreciation rights within 30 days after the date of the executive's election (regardless of whether vested at termination), unless to do so would cause a transaction otherwise eligible for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 to be ineligible for such treatment, in which case the executive would receive shares of Common Stock equal in value to the cash he or she would have received, or all outstanding options and stock appreciation rights vest upon, and survive and will be exercisable for, seven months after termination;
(vii) ownership restrictions remaining on any shares of restricted Common Stock will terminate; (viii) all club memberships will be transferred to the executive; (ix) the executive's company car will be transferred to him or her, if applicable, or the executive will be paid two or three times his or her annual car allowance, depending on the term of the contract; (x) all benefits under all retirement and savings plans will vest; and (xi) in the event any such payments trigger excise taxes, the amounts paid will be grossed up to pay this obligation of the executive. "Executive Cause" is defined as willful and continued failure of the executive to perform his or her job, after written demand is made by the Chief Executive Officer or the Board of Directors, or the executive's willful engagement in illegal conduct or gross misconduct. "Executive Good Reason" is defined as (i) a material reduction in title and/or responsibilities of the executive, (ii) a required move of more than 35 miles or
(iii) any material reductions in benefits.

PERFORMANCE GRAPH

     The following performance graph sets forth the yearly cumulative return on the Common Stock compared to the Dow Jones Equity Market Index and the Dow Jones Oilfield Equipment and Services Index (which consists of Baker Hughes, Inc., Dresser Industries, Inc., Halliburton Company, McDermott International, Inc., Schlumberger Limited and Western Atlas Inc.) since 1989, the year in which the Company's operations began to substantially expand. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at December 31, 1992.

                COMPARISON OF EIGHT YEAR CUMULATIVE TOTAL RETURN
         AMONG EVI WEATHERFORD, INC., DOW JONES EQUITY MARKET INDEX AND
                      OILFIELD EQUIPMENT AND SERVICE INDEX
                        FISCAL YEAR ENDING DECEMBER 31ST

                                    [GRAPH]

---------------------------------------------------------------------------------
                       12/31/92  12/31/93  12/31/94  12/29/95  12/31/96  12/31/97
---------------------------------------------------------------------------------
EVI, Inc.                100       127       123       256       515       1048
---------------------------------------------------------------------------------
Dow Jones Global US      100       110       111       152       188        251
---------------------------------------------------------------------------------
Dow Jones Energy         100       114       117       152       192        238
---------------------------------------------------------------------------------

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as the Company's auditors for the fiscal year ended December 31, 1998, and has served as the Company's auditors since its inception in 1972. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will be afforded an opportunity to make a statement if he or she so desires.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     To the Company's knowledge and except as set forth below, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 1997 all
Section 16(a) filing requirements were complied with.

PROPOSALS BY STOCKHOLDERS

     Any stockholder wishing to present a proposal for consideration at the next Annual Meeting of Stockholders, anticipated to be held in May 1999, must submit the proposal in sufficient time so that it may be received by the Company at its principal executive offices at the address set forth on the cover of this Proxy
Statement on or before                , 199  , in order to be included in the
proxy statement and form of proxy relating to that meeting. Such proposal must also comply with the requirements as to form and substance established by applicable laws and regulations in order to be included in the proxy statement.

OTHER BUSINESS

     The Company's management knows of no other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                                            By Order of the Board of Directors

                                                   /s/ CURTIS W. HUFF
                                            ------------------------------------
                                                       Curtis W. Huff
                                                    Corporate Secretary

Houston, Texas
August   , 1998

--------------------------------------------------------------------------------

                             EVI WEATHERFORD, INC.

                                   PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 21, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of EVI Weatherford, Inc. (the "Company") hereby appoints Bernard J. Duroc-Danner and Curtis W. Huff, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on September 21, 1998, at 4:00 p.m., Houston time, at The Luxury Collection Hotel of Houston, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated August ___, 1998:

(1)  Election of the following Nominees as Directors, as set forth in the Proxy
     Statement:

     Philip Burguieres, David J. Butters, Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert B. Millard, Robert K. Moses, Jr. and Robert A. Rayne

            FOR All Nominees listed                     WITHHOLD
            above (except as marked               All Nominees listed
            to the contrary below)                       above

                     [ ]                                 [ ]

     INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below

     ---------------------------------------------------------------------------

(2) Proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the Company's name to "Weatherford International, Inc."

                    FOR           AGAINST           ABSTAIN

                    [ ]             [ ]               [ ]

(3) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1 AND "FOR" APPROVAL OF PROPOSAL 2.

Receipt of the Proxy Statement dated August ___, 1998, and the Annual Report of the Company for the year ended December 31, 1997, is hereby acknowledged.
--------------------------------------------------------------------------------


                                          --------------------------------------

                                          --------------------------------------
                                          Signature of Stockholder(s)

                                          Please sign your name exactly as it
                                          appears hereon. Joint owners must each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give your full title
                                          as it appears thereon. If signer is a
                                          corporation, execute in full corporate
                                          name by authorized officer.

                                          Date: ______________, 1998.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------